Exhibit 2.1
DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT
As of December 31, 2025, Himalaya Shipping Ltd. (“Himalaya,” the “company,” “we,” “us,” and “our”) had the following series of securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common shares of par value $1 per share	HSHP	New York Stock Exchange
Capitalized terms used but not defined herein have the meanings given to them in our annual report on Form 20-F for the fiscal year ended December 31, 2025 (the “Annual Report”).
COMMON SHARES
The following description of our common shares is a summary and does not purport to be complete. It is subject to and qualified in its entirety by Himalaya’s Memorandum of Association and Bye-Laws, the Companies Act and the common law of Bermuda. A copy of Himalaya’s Memorandum of Association is filed as Exhibit 1.2, and Himalaya’s Amended and Restated Bye-Laws is filed as Exhibit 1.3, to Himalaya’s annual report on Form 20-F for the year ended December 31, 2025.
Objects of Our Company
We were incorporated by registration under the Companies Act of Bermuda 1981, as amended (the “Companies Act”). Our business objects are unrestricted and we have all the powers of a natural person.
Common Shares Ownership
Our Memorandum of Association and Bye-Laws do not impose any limitations on the ownership rights of our shareholders. The Bermuda Monetary Authority has given a general permission for us to issue shares to nonresidents of Bermuda and for the free transferability of our Shares among nonresidents of Bermuda, for so long as our Shares are listed on an appointed stock exchange. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our common shares.
Dividends
As a Bermuda exempted company limited by shares, we are subject to Bermuda law regarding the declaration and payment of dividends. We may not declare or pay any dividends if, at the time the dividend is declared or paid, there are reasonable grounds for believing that, after giving effect to that payment:
•we will be unable to pay our liabilities as they fall due; or
•the realizable value of our assets would be less than our liabilities.
In addition, since we are a holding company with no material assets, other than the shares of our subsidiaries and we conduct our operations through those subsidiaries, our ability to pay any dividends to shareholders will depend on our subsidiaries’ earnings and cash flows and their ability to make such distributions to us. Some of our loan agreements currently limit or prohibit our subsidiaries’ ability to make distributions to us and our ability to make distributions to our shareholders.

Voting Rights
Holders of common shares are entitled to one vote per share on all matters submitted to a vote of shareholders. Unless a different majority is required by the Companies Act or by our Bye-Laws, resolutions of shareholders are approved by a simple majority of votes cast at a meeting at which a quorum is present.
Majority shareholders do not generally owe any duties to other shareholders to refrain from exercising all of the votes attached to their shares. There are no statutory deadlines in the Companies Act relating to the time when votes must be exercised. However, our Bye-Laws provide that where a shareholder or a person representing a shareholder as a proxy wishes to attend and vote at a meeting of our shareholders, such shareholder or person must give us not less than 48 hours’ notice in writing of their intention to attend and vote.
The key powers of our shareholders include the power to alter the terms of our Memorandum of Association and to approve and thereby make effective any alterations to our Bye-Laws made by the directors. Dissenting shareholders holding 20% or more of our Shares may apply to the court to annul or vary an alteration to our Memorandum of Association. A majority vote against an alteration to our Bye-Laws made by the directors will prevent the alteration from becoming effective. Other key powers are to approve the alteration of our capital, including a reduction in share capital, to approve the removal of a director, to resolve that we will be wound up or discontinued from Bermuda to another jurisdiction or to enter into an amalgamation, merger or winding up. Under the Companies Act, all of the foregoing corporate actions require approval by an ordinary resolution (a simple majority of votes cast), except in the case of an amalgamation or merger transaction, which requires approval by 75% of the votes cast, unless our Bye-Laws provide otherwise, which our Bye-Laws do. Our Bye-Laws provide that the Board may, with the sanction of a resolution passed by a simple majority of votes cast at a general meeting with the necessary quorum for such meeting of two persons at least holding or representing 33.33% of our issued Shares (or the class of securities, where applicable), amalgamate or merge us with another company. In addition, our Bye-Laws confer express power on the Board to reduce its issued share capital selectively with the authority of an ordinary resolution of the shareholders.
The Companies Act provides that a company shall not be bound to take notice of any trust or other interest in its shares. There is a presumption that all the rights attaching to shares are held by, and are exercisable by, the registered holder, by virtue of being registered as a member of the company. Our relationship is with the registered holder of our shares. If the registered holder of the shares holds the shares for someone else (the beneficial owner), then the beneficial owner is entitled to the shares and may give instructions to the registered holder on how to vote the shares. The Companies Act provides that the registered holder may appoint more than one proxy to attend a shareholder meeting, and consequently where rights to shares are held in a custodial or nominee chain the registered holder may appoint the ultimate beneficial owner as the registered holder’s proxy.
Meetings of Shareholders
The Companies Act provides that a company must have a general meeting of its shareholders in each calendar year unless that requirement is waived by resolution of the shareholders. Under our Bye-Laws, annual shareholder meetings will be held in accordance with the Companies Act, at a time and place selected by the Board, provided that the Board follow the Company's Jurisdiction Policy in accordance with Bye-Law 100. Special general meetings may be called at any time at the discretion of the Board, subject to the Company's Jurisdiction Policy.
Annual shareholder meetings and special meetings must be called by not less than seven days’ prior written notice, specifying the place, day and time of the meeting. The Board may fix any date as the record date for determining those shareholders eligible to receive notice of and to vote at the meeting.
The quorum at any annual or general meeting is at least two or more shareholders, present in person or by proxy, and entitled to vote (whatever the number of shares held by them). The Companies Act specifically imposes special quorum requirements where the shareholders are being asked to approve the modification of rights attaching to a particular class of shares (33.33%) or an amalgamation or merger transaction (33.33%) unless in either case the bye-laws provide otherwise.

The Companies Act provides shareholders holding 10% or more of the company’s voting shares the ability to request that the Board shall convene a meeting of shareholders to consider any business, which the shareholders wish to be discussed by the shareholders including (as noted below) the removal of any director. However, the shareholders are not permitted to pass any resolutions relating to the management of our business affairs unless there is a pre-existing provision in the company’s bye-laws which confers such rights on the shareholders. Subject to compliance with the time limits prescribed by the Companies Act, shareholders holding 5% or more of the voting shares (or alternatively, 100 shareholders) may also require the directors to circulate a written statement not exceeding 1,000 words relating to any resolution or other matter proposed to be put before, or otherwise considered at the annual general meeting of the company.
Election, Removal and Remuneration of Directors
The Companies Act provides that the directors shall be elected or appointed by the shareholders. A director may be elected by a simple majority votes cast of shareholders at a meeting at which a quorum is present. A person holding more than 50% of the voting shares of the company will be able to elect all of the directors, and to prevent the election of any person whom such shareholder does not wish to be elected. There are no provisions for cumulative voting in the Companies Act or the Bye-Laws. Further, our Bye-Laws do not contain any super-majority voting requirements relating to the appointment or election of directors. The appointment and removal of directors are covered by Bye-Laws 97, 98 and 99.
There are procedures for the removal of one or more of the directors by the shareholders before the expiration of his term of office. Shareholders holding 10% or more of our voting shares may require the Board to convene a shareholder meeting to consider a resolution for the removal of a director. At least 14 days’ written notice of a resolution to remove a director must be given to the director affected, and that director must be permitted to speak at the shareholder meeting at which the resolution for his removal is considered by the shareholders. Any vacancy created by such a removal may be filled at the meeting by the election of another person by the shareholders or in the absence of such election, by the Board.
The Companies Act stipulates that an undischarged bankruptcy of a director (in any country) shall prohibit that director from acting as a director, directly or indirectly, and taking part in or being concerned with the management of a company, except with leave of the court. Bye-Law 101 is more restrictive in that, it stipulates that the office of a Director shall be vacated upon the happening of any of the following events:
•If he resigns his office by notice in writing delivered to the registered office or tendered at a meeting of the Board;
•If he becomes of unsound mind or a patient for any purpose of any statute or applicable law relating to mental health and the Board resolves that his office is vacated;
•If he becomes bankrupt or compounds with his creditors;
•If he is prohibited by law from being a Director; or
•If he ceases to be a Director by virtue of the Companies Act or is removed from office pursuant to the company’s bye-laws.
Under our Bye-Laws, the minimum number of directors comprising the Board at any time shall be two and the maximum number of directors set by the Company at the annual general meeting is seven. The Board currently consists of five directors. The minimum and maximum number of directors comprising the Board from time to time shall be determined by way of an ordinary resolution of our shareholders. The shareholders may, at the annual general meeting by ordinary resolution, determine that one or more vacancies in the Board be deemed casual vacancies. The Board, so long as a quorum remains in office, shall have the power to fill such casual vacancies. Our directors are not required to retire because of their age, and the directors are not required to hold our Shares to qualify for appointments. Directors serve for one year terms, and each director will hold office until the next annual general meeting or until his or her successor is appointed or elected.
Director Transactions
Our Bye-Laws do not prohibit a director from being a party to, or otherwise having an interest in, any transaction or arrangement with our Company or in which our Company is otherwise interested. Our Bye-Laws provide that a director who has an interest in any such transaction or arrangement and who has complied with the provisions of the Companies Act and our Bye-Laws with regard to disclosure of such interest shall be taken into account in ascertaining whether a quorum is present, and will be entitled to vote in respect of any transaction or arrangement in which he or she is so interested.
Bye-Law 112 provides our Board authority to exercise all of our powers to borrow money and to mortgage or charge all or any part of our property and assets as collateral security for any debt, liability or obligation. However, under the Companies Act, companies may not lend money to a director or to a person connected with a director, who is deemed to be a director (a “Connected Person”), or enter into any guarantee or provide any security in relation to any loan made to a director or a Connected Person without the prior approval of the shareholders of the company holding in aggregate 90% of the total voting rights in the company.
Our Bye-Laws provide that no director, alternate director, officer, person or member of a committee, if any, resident representative, or his heirs, executors or administrators, which we refer to collectively as an indemnitee, is liable for the acts, receipts, neglects or defaults of any other such person or any person involved in our formation, or for any loss or expense incurred by us through the insufficiency or deficiency of title to any property acquired by us, or for the insufficiency of deficiency of any security in or upon which any of our monies shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any monies, securities or effects shall be deposited, or for any loss occasioned by any error of judgment, omission, default or oversight on his part, or for any other loss, damage or other misfortune whatever which shall happen in relation to the execution of his duties, or supposed duties, to us or otherwise in relation thereto. Each indemnitee will be indemnified and held harmless out of our funds to the fullest extent permitted by Bermuda law against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director, alternate director, officer, person or committee member or resident representative (or in his reasonable belief that he is acting as any of the above). In addition, each indemnitee shall be indemnified against all liabilities incurred in defending any proceedings, whether civil or criminal, in which judgment is given in such indemnitee’s favor, or in which he is acquitted. We are authorized to purchase insurance to cover any liability it may incur under the indemnification provisions of our Bye-Laws.
Under Bye-Law 167, each shareholder has agreed to waive, to the fullest extent permitted by Bermuda law, any claim or right of action he might have whether individually or derivatively in the name of the company against each indemnitee in respect of any action taken by such indemnitee or the failure by such indemnitee to take any action in the performance of his duties to us.
Liquidation
In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any outstanding preference shares.

Redemption, Repurchase and Surrender of Shares
Subject to certain balance sheet and solvency restrictions, the Companies Act permits a company to purchase its own shares, if immediately following the repurchase, it is able to pay its liabilities as they fall due . The restrictions are that the par value of the shares repurchased must be charged against the company’s paid -up share capital account, a company’s fund which is available for dividend or distribution or the proceeds of a fresh issue of shares. Any premium paid on the repurchase of shares must be charged to the company’s current share premium account or charged to a company fund which is available for dividend or distribution. The Companies Act does not impose any requirement that the directors shall make a general offer to all shareholders to purchase their shares on a pro rata basis to their respective shareholdings. Our Bye-Laws do not contain any specific rules regarding the procedures to be followed by us when purchasing our Shares, and consequently the primary source of our obligations to shareholders when we tender for our Shares will be the rules of the listing exchanges on which our Shares are listed. Our power to purchase our shares is covered by Bye-Laws 8 and 9.
Issuance of Additional Shares
Bye-Law 4 confers on the directors the authority to dispose of any number of unissued shares forming part of our authorized share capital without any requirement for shareholder approval.
The Companies Act and our Bye-Laws do not confer any pre-emptive, redemption, conversion or sinking fund rights attached to our common shares. Bye-Law 15 specifically provides that the issuance of additional shares ranking pari passu with the shares in issue shall not constitute a variation of class rights, unless the rights attached to shares in issue state expressly that the issuance of further shares shall constitute a variation of class rights.
Inspection of Books and Records
A shareholder is entitled to inspect the register of members and the register of directors and officers of the Company, in the manner prescribed by the Companies Act. Our Bye-Laws provide that such inspection may be made between 10.00 a.m. and 12.00 noon on every working day. A shareholder is also entitled to inspect the minutes of the meetings of the shareholders of the company, and the annual financial statements of the company that have been laid before shareholders. Our Bye-Laws or Bermuda law do not provide shareholders with any additional rights to information, and do not confer any general or specific rights on shareholders to inspect our other books and records.